THE SHARES ISSUABLE UPON VESTING OF THIS AWARD WILL NOT BE RELEASED TO YOU WITHOUT RESTRICTION UNTIL ALL APPLICABLE MONETARY OBLIGATIONS HAVE BEEN COLLECTED FROM YOU OR HAVE OTHERWISE BEEN PROVIDED FOR
VIRCO MFG. CORPORATION
RESTRICTED STOCK UNIT AWARD AGREEMENT
TO:      <<Participant>>
     To encourage your continued service as an employee of Virco Mfg. Corporation (the “Company”), you have been granted this award (the “Award”) of restricted stock units (the “Stock Units”) pursuant to the Company’s 2007 Stock Incentive Plan (the “Plan”) and subject to the terms and conditions set forth in this agreement (this “Agreement”). Each Stock Unit represents the right to receive one Share (as adjusted from time to time pursuant to Section 12 of this Agreement) subject to the fulfillment of the vesting and other conditions set forth in this Agreement.
     The terms of the Award are as set forth in this Agreement and in the Plan. The Plan is incorporated into this Agreement by reference, which means that this Agreement is limited by and subject to the express terms and provisions of the Plan. In the event of a conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control. Capitalized terms that are not defined in this Agreement have the meanings given to them in the Plan. The most important terms of the Award are summarized as follows:
1.	Award Date:

2.	Number of Stock Units Subject to this Award:

3.	Consideration for this Award: $0.01 per share

4.	Vesting Base Date:

5.	Vesting Schedule: The Award will vest according to the following schedule:

6.	Vesting; Settlement.
     (a) Your rights in and to the Stock Units and Shares subject to the Award shall not be vested as of the date of grant and shall be forfeitable unless and until otherwise provided pursuant to the terms of this Agreement. Subject to Sections 7 and 8, the Award shall become vested in accordance with Section 5 (each a “Vesting Date”). Stock Units awarded hereunder that have vested and are no longer subject to forfeiture are referred to herein as “Vested Units.” Stock Units awarded hereunder that are not vested and remain subject to forfeiture are referred to herein as “Unvested Units.”

     (b) Each Vested Unit will be settled by the delivery of one Share (subject to adjustment under Section 12 of this Agreement) to you or, in the event of your death, to your estate, heir or beneficiary, following the applicable Vesting Date; provided that you have satisfied all of the tax withholding obligations described in Section 10, and that you have completed, signed and returned any documents and taken any additional action that the Company deems appropriate to enable it to accomplish the delivery of the Shares. The date upon which Shares are to be issued under this Section 6(b) is referred to as the “Settlement Date.” No fractional shares will be issued under this Agreement.
     (c) You may not sell, transfer by gift, hypothecate, pledge or otherwise transfer any Stock Units (whether or not vested) or any Shares subject thereto prior to the date such Shares are issued to you pursuant to this Agreement. The Company will not be required to (a) transfer on its books any Shares subject to the Award that have been sold or transferred in violation of the provisions of this Agreement or (b) treat as the owner of the Stock Units and/or Shares subject to the Award, or otherwise accord voting, dividend or liquidation rights to, any transferee to whom such Stock Units and/or Shares have been transferred in contravention of this Agreement.
     7. Termination of Service.
     (a) General. Except as provided elsewhere in this Section 7, the Unvested Units of the Award will terminate automatically and be forfeited to the Company immediately and without further notice upon the termination of your employment with the Company for any reason
     (b) Death or Disability. Upon termination of your employment with the Company by reason of your death or Disability (as defined below), all Unvested Units shall vest as of the date of such termination. For purposes of this Agreement, “Disability” shall mean a condition under which you are either (a) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months or (b) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, receiving income replacement benefits for a period of not less than three months under an accident and health plan.
     8. Effect of Change in Control. Notwithstanding anything herein to the contrary, all Unvested Units shall vest immediately prior to the occurrence of a Change in Control. For purposes of this Agreement, the term “Change in Control” shall mean the first to occur of:
     (a) an acquisition (other than directly from the Company after advance approval by a majority of the Incumbent Board (as defined below)) of Shares or other voting securities of the Company by any “person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended

(the “Exchange Act”)), other than the Company, any Subsidiary, any employee benefit plan of the Company or any Subsidiary, or any person in connection with a transaction described in Section 8(c), immediately after which such person has “beneficial ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the then outstanding Shares or the combined voting power of the Company’s then outstanding voting securities;
     (b) the individuals who, as of the Award Date set forth above, are members of the Board (the “Incumbent Board”), cease for any reason during any 24-month period to constitute at least a majority of the members of the Board; provided, however, that if the election, or nomination for election by the Company’s common stockholders, of any new director was approved by a vote of at least a majority of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; or
     (c) the consummation of: (i) a merger, consolidation or reorganization with or into the Company, unless the stockholders of the Company, immediately before such merger, consolidation or reorganization, own directly or indirectly immediately following such merger, consolidation or reorganization, at least 50% of the combined voting power of the outstanding voting securities of the entity resulting from such merger or consolidation or reorganization in substantially the same proportion as their ownership of the voting securities immediately before such merger, consolidation or reorganization; (B) a complete liquidation or dissolution of the Company; or (C) the sale, lease, transfer or other disposition of all or substantially all of the assets of the Company to any person (other than a transfer to a Subsidiary).
     9. Status of Participant. Except as set forth in Section 13, until the Stock Units are converted to Shares pursuant to Section 6(b), you will have no rights as a stockholder (including, without limitation, any voting or dividend rights with respect to the Shares). Following the conversion of the Stock Units to Shares, you will be recorded as a stockholder of the Company with respect to the Shares subject to the Award and will have voting and dividend rights with respect to the Shares, unless and until any such Shares are transferred back to the Company.
     10. Consideration and Taxes.
     (a) You are ultimately liable and responsible to pay the Per Share Consideration for any Shares issuable under the Award and for all taxes owed in connection with the Award. The Company does not make any representation or undertaking regarding the treatment of any tax withholding in connection with the grant or vesting of the Award or any subsequent sale of Shares issuable pursuant to the Award. The Company does not commit and is under no obligation to structure the Award to reduce or eliminate your tax liability. In addition, the Company may refuse to transfer or release any Shares to you until you pay the Per Share Consideration for any Shares issuable under the Award.

     (b) Prior to any event in connection with the Award (e.g., vesting or payment in respect of the Award) that the Company determines may result in any domestic or foreign tax withholding obligation, whether national, federal, state or local, including any social tax obligation (the “Tax Withholding Obligation”), you are required to arrange for the satisfaction of the amount of such Tax Withholding Obligation in a manner acceptable to the Company.
     (i) Unless the Committee provides otherwise, at any time not less than five (5) business days before any Tax Withholding Obligation arises (e.g., a Settlement Date), you must notify the Company of your election to pay your Tax Withholding Obligation by wire transfer, cashier’s check or other means permitted by the Company. In such case, you will satisfy his or her tax withholding obligation by paying to the Company on such date as it shall specify an amount that the Company determines is sufficient to satisfy the expected Tax Withholding Obligation by (i) wire transfer to such account as the Company may direct, (ii) delivery of a cashier’s check payable to the Company, Attn: General Counsel, at the Company’s principal executive offices, or such other address as the Company may from time to time direct, or (iii) such other means as the Company may establish or permit. You agree and acknowledge that prior to the date a Tax Withholding Obligation arises, if any, the Company will be required to estimate the amount of the Tax Withholding Obligation and accordingly may require the amount paid to the Company under this Section 10(b)(i) to be more than the minimum amount that may actually be due and that, if you have not delivered payment of a sufficient amount to the Company to satisfy the Tax Withholding Obligation (regardless of whether as a result of the Company underestimating the required payment or your failure to timely make the required payment), the additional Tax Withholding Obligation amounts shall be satisfied in the manner specified herein, as the Company shall determine in its sole discretion.
     (ii) Unless you choose to satisfy the Tax Withholding Obligation, if any, by some other means in accordance with Section 10(b)(i) above, your acceptance of this Award constitutes your instruction and authorization to the Company to withhold, at the time or times when a Tax Withholding Obligation arises, from the Shares then subject to Vested Units a number of Shares that the Company determines to be sufficient to satisfy such Tax Withholding Obligation.
     (c) Notwithstanding any other provision of this Agreement to the contrary, any Tax Withholding Obligation and the Per Share Consideration for any Shares issuable under the Award shall not be paid by the delivery of a promissory note.
     11. Securities Law Compliance. You understand that the Company is under no obligation to register for resale the Shares, whether vested or unvested. The Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by you or other subsequent transfers by you of any Shares issued under this Award, including without limitation (i) restrictions under an insider trading policy, (ii) restrictions that may be necessary in the absence of an effective registration statement under the Securities Act of 1933, as amended, covering the Award and/or the Shares underlying the Award and (iii) restrictions as to the use of a specified brokerage firm or other agent for such resales or other transfers. You agree that any resale by you of the Shares issued pursuant to the Award will comply in all respects with the requirements of all applicable securities laws, rules and regulations.
     12. Adjustments to Common Stock. If the Common Stock underlying the Stock Units is increased, decreased or exchanged for or converted into cash, property or a different number or kind of shares or securities, or if cash, property or shares or securities are distributed in respect of such outstanding Common Stock, in either case as a result of a reorganization, merger, consolidation, recapitalization, restructuring, reclassification, dividend (other than a regular, quarterly cash dividend) or other distribution, stock split, reverse stock split, spin-off or the like, or if substantially all of the property and assets of the Company are sold, then the Company shall make appropriate and proportionate adjustments in the number and type of Shares that may be acquired pursuant to this Award.
     13. Dividend Equivalent Awards. From and after the Award Date and unless and until the Stock Units are forfeited to the Company, you will be entitled to receive all dividends and other distributions paid with respect to the Shares subject to this Award. Dividends payable by the Company to its stockholders in cash shall, with respect to any Shares underlying Stock Units, be paid in cash on or about the date such dividends are payable to the Company’s other stockholders, subject to the payment of any tax withholding requirements.
     14. Limitation on Rights; No Right to Future Grants; Extraordinary Item. By entering into this Agreement and accepting the Award, you acknowledge that: (i) the Plan is discretionary and may be modified, suspended or terminated by the Company at any time as provided in the Plan; (ii) the grant of the Award is a one-time benefit and does not create any contractual or other right to receive future grants of awards or benefits in lieu of awards; (iii) all determinations with respect to any such future grants, including, but not limited to, the times when awards will be granted, the number of shares subject to each award, the award price, if any, and the time or times when each award will be settled, will be at the sole discretion of the Committee; (iv) your participation in the Plan is voluntary; (v) you will have no entitlement to compensation or damages as a consequence of your forfeiture of any unvested portion of the Award as a result of the termination of your employment with the Company for any reason; (vi) the future value of the Common Stock subject to the Award is unknown and cannot be predicted with certainty, (vii) neither the Plan, the Award nor the issuance of the Shares confers upon you any right to continue as an employee of the Company and (viii) the grant of the Award will not be interpreted to form an employment contract with the Company.
     15. Committee Authority. Any question concerning the interpretation of this Agreement or the Plan, any adjustments required to be made under this Agreement or the Plan, and any controversy that may arise under this Agreement or the Plan shall be determined by the Committee in its sole and absolute discretion. All decisions by the Committee shall be final and binding.

     16. Application of the Plan. The terms of this Agreement are governed by the terms of the Plan, as it exists on the date of hereof and as the Plan is amended from time to time. In the event of any conflict between the provisions of this Agreement and the provisions of the Plan, the terms of the Plan shall control, except as expressly stated otherwise herein.
     17. Execution of Award Agreement. Please acknowledge your acceptance of the terms and conditions of the Award by signing the original of this Agreement and returning it to the Company’s Chief Financial Officer. If you do not sign and return this Agreement, the Company is not obligated to provide you any benefit hereunder and may refuse to issue shares to you under this Award.
     18. Vesting Blackout Dates. If a Vesting Date occurs on a date that is the subject of a Company imposed trading blackout, the Vesting Date shall be delayed until, and shall occur on, the commencement of the immediately succeeding Company approved trading window.

Very truly yours, VIRCO MFG. CORPORATION
By:
Name:
Title:

ACCEPTANCE AND ACKNOWLEDGMENT
     I accept and agree to the terms of the Restricted Stock Unit Award described in this Agreement and in the Plan, acknowledge receipt of a copy of this Agreement, the Plan and the applicable Plan Summary, and acknowledge that I have read them carefully and that I fully understand their contents.
Dated:

Taxpayer I.D. Number	<<Participant>>

Address: